UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12
CKE RESTAURANTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Your Vote is Important. Vote FOR the Proposed Merger Today!

June 15, 2010

Dear Fellow Stockholder of CKE Restaurants, Inc.:

By now you should have received proxy materials in connection with the special meeting of CKE stockholders describing in detail the acquisition of CKE by Columbia Lake Acquisition Holdings, Inc., an entity owned by certain affiliates of Apollo Management VII, L.P. If the merger is approved, CKE’s common stockholders will receive $12.55 in cash for each share of common stock they own.

The special meeting is scheduled to be held on June 30th, 2010 at 8:00 a.m. local time, at 6307 Carpinteria Avenue, Carpinteria, California, 93013.

The merger is the result of a comprehensive process to maximize value for stockholders. After extensive discussions and negotiations with numerous potential bidders, CKE believes that the merger is in the best interests of its stockholders. In addition, as CKE announced on June 14, 2010, ISS Proxy Advisory Services (“ISS”), a division of RiskMetrics Group, has recommended that CKE’s stockholders vote FOR adoption of the merger agreement. ISS is a leading independent U.S. proxy advisory firm and its voting analyses and recommendations are relied upon by hundreds of major institutional investment funds, mutual funds and fiduciaries throughout the country.

Stockholders are encouraged to read the Company’s definitive proxy materials in their entirety as they provide important information about the merger agreement, including, among other things, a detailed discussion of the process that led to the proposed merger and CKE’s reasons for adopting the merger agreement.

The Board of Directors’ unanimously recommends that stockholders vote FOR the adoption of the merger agreement and FOR approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Your vote is extremely important. Because the proposed merger requires the affirmative vote of the holders of a majority of CKE’s outstanding shares of common stock entitled to vote, a failure to vote has the same effect as a vote against the merger.

You may vote by telephone, by internet, or by signing, dating and mailing the proxy form in the enclosed envelope. Instructions for internet and telephone voting are included on the enclosed proxy forms.

Please vote FOR the merger today. If you have already voted, please accept our thanks. Thank you for your cooperation and continued support. If you have questions about the proxy statement, the special meeting or the merger, or need assistance with voting your shares, you should contact Morrow & Co., LLC toll free at (800) 654-2468 or (203) 658-9400 or by email at cke@morrowco.com.

Sincerely,

Andrew F. Puzder
Chief Executive Officer

FORWARD-LOOKING STATEMENTS

This filing contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give CKE’s current expectations or forecasts of future events. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond CKE’s control, and could cause CKE’s results to differ materially from those described. These uncertainties and other factors include, but are not limited to, risks associated with the proposed transaction, including the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the inability to complete the proposed transaction due to the failure to obtain stockholder approval, the failure to satisfy other conditions to completion of the proposed transaction or the failure to obtain the necessary debt financing arrangements set forth in the debt commitment letter received in connection with the proposed transaction. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. CKE undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties as discussed in CKE’s filings with the Securities and Exchange Commission (the “SEC”).

ADDITIONAL INFORMATION ABOUT THE TRANSACTION AND WHERE TO FIND IT

A definitive proxy statement of CKE and other materials has been filed with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT CKE AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by CKE with the SEC at the SEC’s Web site at www.sec.gov.

The definitive proxy statement and such other documents are also available for free on CKE’s website at www.ckr.com under “Investors/SEC Filings” or by directing such request to Investor Relations, CKE Restaurants, Inc., 805-745-7750.

CKE and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Information concerning the interests of CKE’s participants in the solicitation is set forth in CKE’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the definitive proxy statement relating to the proposed transaction.